FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(510) 505-4509
	(510) 505-4315	email: katie.loughnot@ros.com

ROSS STORES REPORTS APRIL SALES,
AND ESTIMATED FIRST QUARTER EPS

          Newark, California, May 6, 2004 -- Ross Stores, Inc. (Nasdaq:  ROST) today reported sales of $322 million for the four weeks ended May 1, 2004, an 11% increase above the $289 million in sales for the four weeks ended May 3, 2003.  Comparable store sales for the month increased 2% over the prior year.

          For the 13 weeks ended May 1, 2004, sales totaled $992 million, a 13% increase above the $879 million in sales for the 13 weeks ended May 3, 2003.  Comparable store sales for the 13 weeks ended May 1, 2004 increased 3% over the prior year.

          In commenting, Michael Balmuth, Vice Chairman and Chief Executive Officer, stated, “April same store sales underperformed our projections for a 4% to 5% gain, mainly due to slower sales during the latter part of the month.  However, both merchandise margins and expenses came in slightly better than expected during April.   As a result, we continue to estimate that earnings per share will be within our previously forecast range of $.31 to $.32 for the 13 weeks ended May 1, 2004, compared to earnings per share of $.32 for the 13 weeks ended May 3, 2003.”

          Mr. Balmuth further noted, “During April, we went live as scheduled with our new Core Merchandising System.  This technology is expected to improve our ability to plan, buy and allocate merchandise more precisely.  However, as we changed over to the new system, we have experienced longer-than-expected delays in accessing information on current merchandise trends.  In the interim, we are using historical data to allocate merchandise.”

          Mr. Balmuth continued, “Business has improved modestly since the last week of April with same store sales for the first three days of May up 3%.  However, we would expect that the delays in trend information we experienced over the past few weeks have caused merchandise assortments to become out of balance to some degree.  In light of this situation, we now believe that same store sales during the second quarter will fall below our prior forecast of a 4% to 5% increase.   We expect to be in a more informed position to provide specific sales and earnings guidance on the second quarter in our First Quarter Press Release and Conference Call on Wednesday, May 19th.  At that point, we will be able to comment further on sales trends to date in May and expect to have detailed merchandise trend data to more accurately forecast sales and margins during the second quarter.”

          Additional recorded information concerning today’s press release and the Company’s future outlook for the second quarter and fiscal year can be accessed by calling (402) 220-5900, PIN #2363, from 8:30 a.m. Eastern time on May 6, 2004 through 8:00 p.m. Eastern time on May 7, 2004.  A transcript of these comments also will be made available on the press release page of the Company’s web site.

          The Company will report final results for the 13 weeks ended May 1, 2004 on Wednesday, May 19, 2004.  The press release will be issued at approximately 8:00 a.m. Eastern time.  A conference call is scheduled to follow on the same date at 11:00 a.m. Eastern time to communicate additional details concerning the quarter’s results and management’s future outlook.   A real time audio webcast of the conference call can be accessed by visiting the Company’s web site at www.rossstores.com.   A recorded version of the call will also be available at the same location.

          Forward-Looking Statements:  This press release contains certain forward-looking statements regarding expected sales and earnings growth, which are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from management’s current expectations.  The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “project,” “guidance” and similar expressions identify forward-looking statements.  The estimated earnings per share for the 13 weeks ended May 1, 2004 are preliminary and subject to adjustments. Risk factors for Ross Stores and dd’s DISCOUNTSSM include obtaining acceptable new store locations, competitive pressures in the apparel industry, changes in geopolitical and general economic conditions, changes in the level of consumer spending on or preferences for apparel or home-related merchandise and the Company’s ability to successfully implement various new supply chain and merchandising systems including generation of all necessary information in a timely and cost effective manner, unseasonable weather trends, lower than planned gross margin, greater than planned operating costs, and a potential non-cash, non-recurring charge to write-down the value of the Company’s Newark headquarters and distribution center to current fair market value.  Other risk factors are detailed in the Company’s Form 10-K for fiscal 2003.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time.  The Company does not undertake to update or revise these forward-looking statements.

          Ross Stores, Inc. operates a national chain of off-price retail stores offering first quality, in-season, branded apparel and apparel-related merchandise for the entire family at prices that average 20% to 60% less than department and specialty stores, as well as merchandise for the home at similar savings.  The Company had 599 stores in operation at May 1, 2004, compared to 530 stores at the end of the same period last year.  Additional information on the Company is available on the Company’s web site at www.rossstores.com.

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